Exhibit 99.1

SOC Telemed to be Acquired by Patient Square Capital

●	SOC Telemed stockholders to receive $3.00 per share in cash

●	Partnership enables continued growth and expansion of leading US provider of acute care telemedicine

Herndon, VA – February 3, 2022 – SOC Telemed, Inc. (NASDAQ: TLMD) (the “Company” or “SOC Telemed”), the largest national provider of acute care telemedicine, today announced that it has entered into a definitive agreement to be acquired by Patient Square Capital (“Patient Square”), the leading dedicated health care investment firm.

Under the terms of the agreement, SOC Telemed stockholders will receive $3.00 in cash per share of Class A common stock (“the common stock”). The per share purchase price represents a premium of approximately 366.1% over SOC Telemed’s closing share price on February 2, 2022, the last full trading day prior to the transaction announcement and a 93.1% premium to SOC Telemed’s sixty-day volume-weighted average price (VWAP) through February 2, 2022.

The Board of Directors of SOC Telemed (the “Board”), having determined that the transaction is in the best interests of the Company’s stockholders, has unanimously approved the transaction and recommends that Company stockholders approve the transaction and adopt the merger agreement at the Special Meeting of Stockholders to be called in connection with the transaction. Stockholders collectively holding approximately 39% of the outstanding shares of common stock have entered into a voting agreement pursuant to which they have agreed, among other things, to vote their shares of the Company’s common stock in favor of the transaction.

Steve Shulman, Chairman of the SOC Telemed Board of Directors, said, “Patient Square Capital’s acquisition of SOC Telemed, which is the culmination of a comprehensive process, represents a compelling opportunity for all stakeholders. After being approached by Patient Square Capital, we formed an independent committee of the Board, which thoroughly reviewed the proposal with the assistance of independent financial and legal advisors. Following the independent committee’s unanimous recommendation, the Board unanimously determined that the all-cash offer unlocks maximum value to stockholders, and that the experience and resources of Patient Square Capital would best position the Company for growth in the years to come. Lastly, today’s announcement is a testament to the hard work of the SOC Telemed team, which worked tirelessly to achieve an optimal outcome for our stakeholders.”

Upon completion of the transaction, SOC Telemed will become a private company with the flexibility and resources to continue investing in its clinical capabilities, innovating its offering and expanding its footprint.

Following the completion of the transaction, SOC Telemed will continue to be led by Dr. Chris Gallagher, Chief Executive Officer, who assumed the role of CEO in September of 2021. Dr. Gallagher was previously Co-Founder and CEO of Access Physicians, a high growth and experienced multi-specialty acute care telemedicine business that was acquired by SOC Telemed in March of 2021.

“Today’s announcement validates SOC Telemed’s market-leading technology-enabled clinical services platform for acute care telemedicine, which we have deployed across more than 1,000 facilities nationwide,” said Dr. Gallagher. “The last several years have revealed the critical ways that technology can expand access to care, improve clinician efficiency, and enable more cost-effective care delivery. Achieving those goals will require focus, time and meaningful investment in the years to come. We believe that as a private company, with the expertise and support of the team at Patient Square Capital, SOC Telemed will be best positioned to meet the growing needs of patients, physicians and our hospital partners.”

Patient Square Capital brings to SOC Telemed extensive and relevant experience with health systems and provider organizations. The Partners at Patient Square have spent years on the boards of directors of leading health care organizations, including: HCA, Duly Health and Care (formerly DuPage Medical Group), OB Hospitalist Group, Envision Healthcare, Summit BHC, Covenant Physician Partners and Access Physicians, among others.

“Having served on the board of Access Physicians prior to its acquisition by SOC Telemed, I had the opportunity to see first-hand the vital role that inpatient telemedicine can play in transforming clinical workflows, addressing clinician shortages, and enabling timely and high-quality patient care,” said Karr Narula, Founding Partner of Patient Square. “We look forward to partnering with Dr. Gallagher and the SOC Telemed team to invest meaningfully in the business to further accelerate growth and expand its offerings in the years to come.”

Transaction Details

The agreement includes a 30-day “go-shop” period, which allows the SOC Telemed Board of Directors and its advisors to actively initiate, solicit and consider alternative acquisition proposals from third parties. The SOC Telemed Board of Directors will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” will result in a superior proposal, and SOC Telemed does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or otherwise required. Following the expiration of the go-shop period, SOC Telemed will be subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties or to provide information to and engage in discussions with any third parties in relation to an alternative acquisition proposal, subject to customary exceptions that permit the SOC Telemed Board of Directors to comply with its fiduciary duties.

The transaction is expected to close in the second quarter of 2022, subject to the satisfaction or waiver of customary closing conditions, including the approval by SOC Telemed stockholders and receipt of Hart-Scott Rodino antitrust approval in the U.S. Upon closing of the transaction, SOC Telemed’s common stock will no longer be listed on any public market.

Fourth Quarter 2021 Financial Results

SOC Telemed will publish its results for the full year and fourth quarter of 2021 by March 31, 2022.

Advisors

William Blair is acting as exclusive financial advisor to SOC Telemed, Orrick, Herrington & Sutcliffe LLP is acting as deal legal counsel to SOC Telemed and DLA Piper LLP is acting as healthcare legal counsel to SOC Telemed. Kirkland & Ellis LLP is acting as deal legal counsel to Patient Square Capital and Latham & Watkins LLP is acting as healthcare legal counsel to Patient Square Capital.

About SOC Telemed

SOC Telemed (“SOC”) is the leading national provider of acute telemedicine technology and solutions to hospitals, health systems, post-acute providers, physician networks, and value-based care organizations since 2004. Built on proven and scalable infrastructure as an enterprise-wide solution, SOC’s technology platform, Telemed IQ, rapidly deploys and seamlessly optimizes telemedicine programs across the continuum of care. SOC provides a supportive and dedicated partner presence, virtually delivering patient care through teleNeurology, telePsychiatry, teleCritical Care, telePulmonology, teleCardiology, teleInfectious Disease, teleNephrology, teleMaternal-Fetal Medicine and other service lines, enabling healthcare organizations to build sustainable telemedicine programs across clinical specialties. SOC enables organizations to enrich their care models and touch more lives by supplying healthcare teams with industry-leading solutions that drive improved clinical care, patient outcomes, and organizational health. The company was the first provider of acute clinical telemedicine services to earn The Joint Commission’s Gold Seal of Approval and has maintained that accreditation every year since inception. For more information, visit www.soctelemed.com.

About Patient Square Capital

Patient Square Capital is a dedicated health care investment firm that partners with best-in-class management teams whose products, services and technologies improve health. We utilize our deep industry expertise, our broad network of relationships and a true partnership approach to make investments in companies that will grow and thrive. We believe in the power these companies have to improve patient lives, strengthen communities and create a healthier world. Patient Square is purpose built by a team of industry-leading executives, differentiated by the depth of our focus in health care, the breadth of our health care investing experience, and the network we can activate to drive differentiated outcomes. Most importantly, patients are squarely at the center of all that we do. For more information, visit www.patientsquarecapital.com.

Important Information and Where to Find It

In connection with the proposed transaction between SOC Telemed, Inc. (“SOC Telemed”) and Patient Square Capital (“Patient Square”), SOC Telemed will file with the Securities and Exchange Commission (“SEC”) relevant materials, including a proxy statement (the “Proxy Statement”), the definitive version of which will be sent or provided to SOC Telemed stockholders. SOC Telemed may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document which SOC Telemed may file with the SEC or send to its stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, PARTIES TO THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by SOC Telemed through the website maintained by the SEC at www.sec.gov, SOC Telemed’s investor relations website at https://investors.soctelemed.com or by contacting the SOC Telemed investor relations department at the following:

SOC Telemed, Inc.

srubis@soctelemed.com

(214) 681-7991

Participants in the Solicitation

SOC Telemed and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SOC Telemed’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in SOC Telemed’s proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on May 10, 2021. Additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of SOC Telemed’s directors and executive officers in the transaction, which may be different than those of SOC Telemed stockholders generally, will be included in the Proxy Statement that will be filed with the SEC relating to the proposed transaction when it becomes available. You may obtain free copies of these documents, when available, using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on SOC Telemed’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by SOC Telemed and Patient Square Capital, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including statements about the parties’ ability to consummate the proposed transaction on the anticipated timeframe or at all, to make any filing or take any other action required to consummate the proposed transaction on the anticipated timeframe or at all, or to realize the anticipated benefits of the proposed transaction are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on the anticipated terms and timeframe, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of SOC Telemed’s business and other conditions to the completion of the proposed transaction; (ii) the impact of the COVID-19 pandemic on SOC Telemed’s business and general economic conditions; (iii) SOC Telemed’s ability to implement its business strategy; (iv) significant transaction costs associated with the proposed transaction; (v) potential litigation relating to the proposed transaction; (vi) the risk that disruptions from the proposed transaction will harm SOC Telemed’s business, including current plans and operations; (vii) the ability of SOC Telemed to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) legislative, regulatory and economic developments affecting SOC Telemed’s business; (x) general economic and market developments and conditions; (xi) the evolving legal, regulatory and tax regimes under which SOC Telemed operates; (xii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect SOC Telemed’s financial performance; (xiii) restrictions during the pendency of the proposed transaction that may impact SOC Telemed’s ability to pursue certain business opportunities or strategic transactions; (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities, or pandemics; (xv) any potential negative effects of this communication or the consummation of the proposed transaction on the market price of SOC Telemed’s common stock; and (xvi) other factors as set forth from time to time in SOC Telemed’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, each as may be updated or supplemented by any subsequent filings that SOC Telemed may file with the SEC, as well as SOC Telemed’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. Investors are cautioned not to place undue reliance on such statements which speak only as of the date they are made. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and other similar risks, any of which could have a material adverse effect on SOC Telemed’s financial condition, results of operations, or liquidity. SOC Telemed does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Media Contact

Doug Allen/Zach Kouwe
Dukas Linden Public Relations
646-722-6530
PatientSquare@DLPR.com

Investor Relations

Steve Rubis
Vice President, Investor Relations
SOC Telemed

(214) 681-7991
srubis@soctelemed.com

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